FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-20

----- Original Message -----

From:  WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

At:  11/16/17 10:01:07

WFCM 2017-C41 - PUBLIC NEW ISSUE

**PRICE GUIDANCE** $690.629 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
BARCLAYS CAPITAL INC.

CO-MANAGER:	ACADEMY SECURITIES, INC.

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/KBRA/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY	PX GDCE
A-1	AAAsf/AAA(sf)/Aaa(sf)	30.952	30.000%	2.91	42.5%	16.1%	22A
A-2	AAAsf/AAA(sf)/Aaa(sf)	14.675	30.000%	4.96	42.5%	16.1%	47A
A-SB	AAAsf/AAA(sf)/Aaa(sf)	44.401	30.000%	7.19	42.5%	16.1%	61A
A-3	AAAsf/AAA(sf)/Aaa(sf)	215.000	30.000%	9.65	42.5%	16.1%	N/A
A-4	AAAsf/AAA(sf)/Aaa(sf)	245.117	30.000%	9.90	42.5%	16.1%	77A
A-S	AAAsf/AAA(sf)/Aa3(sf)	69.751	21.125%	9.96	47.9%	14.3%	110A
B	AA-sf/AA-(sf)/NR	38.313	16.250%	9.96	50.8%	13.5%	140A
C	A-sf/A-(sf)/NR	32.420	12.125%	9.96	53.3%	12.8%	175A

NON-OFFERED CERTIFICATES - PRIVATE (144A)

CLASS	FITCH/KBRA/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	BBB+sf/BBB(sf)/NR	12.771	N/A	N/A	N/A	N/A
D	BBB+sf/BBB(sf)/NR	12.771	10.500%	9.96	54.3%	12.6%

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$785,922,177
NUMBER OF LOANS:	52
NUMBER OF PROPERTIES:	97
WA CUT-OFF LTV:	60.7%
WA BALLOON LTV:	54.2%
WA U/W NCF DSCR:	1.85x
WA U/W NOI DEBT YIELD:	11.3%
WA MORTGAGE RATE:	4.533%
TOP TEN LOANS %:	41.9%
WA REM TERM TO MATURITY (MOS):	117
WA REM AMORTIZATION TERM (MOS):	349
WA SEASONING (MOS):	1

LOAN SELLERS:	BARCLAYS(34.4%), AREF(24.0%), LCF(22.8%), WFB(18.7%)

TOP 3 PROPERTY TYPES:	RETAIL(27.1%), HOSPITALITY(20.4%), OFFICE(18.4%)

TOP 5 STATES:	CA(25.4%), NJ(12.2%), NY(8.6%), OH(7.6%), TX(7.2%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	LNR PARTNERS, LLC

DIRECTING CERTIFICATEHOLDER:	ARGENTIC SECURITIES HOLDINGS CAYMAN LIMITED OR AN AFFILIATE

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRESALE REPORTS:	TODAY
ANTICIPATED PRICING:	END OF WEEK OF NOVEMBER 13, 2017
ANTICIPATED SETTLEMENT:	NOVEMBER 30, 2017

CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL:	WWW.NETROADSHOW.COM
REVIEW CODE:	WFCM2017C41
FINAL LINK:	http://www.netroadshow.com/nrs/wp/default.html?show=AD9BD9

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you many obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4.